Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-262372, No. 333-234210, No. 333-226875, and No. 333-265876) on Form S-8 of our reports dated February 23, 2023, with respect to the consolidated financial statements of Cushman & Wakefield plc and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Chicago, Illinois
February 23, 2023